                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 SCHEDULE 13G

                   Under the Securities Exchange Act of 1934

                             (Amendment No. ____ )


                                 OneWave, Inc.
                               (Name of Issuer)

                                 Common Stock
                        (Title of Class of Securities)

                                   68272R108
                                (CUSIP Number)

Check the following box if a fee is being paid with this statement ___ . A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes.)
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CUSIP No. 68272R108            Page 2 of 14 Pages

1.  Name of Reporting Person
    S.S. or I.R.S. Identification No. of Above Person
            Legacy Investment Partnership

2.  Check the Appropriate Box if a Member of a Group
            (a) ____
            (b) ____

3.  SEC Use Only

4.  Citizenship or Place of Organization
            Massachusetts

Number of Shares Beneficially Owned by Each Reporting Person with:

5.  Sole Voting Power
            1,333,333 shares

6.  Shared Voting Power
            0 shares

7.  Sole Dispositive Power
            1,333,333 shares

8.  Shared Dispositive Power
            0 shares

9.  Aggregate Amount Beneficially Owned by Each Reporting Person
            1,333,333 shares

10.  Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares
            Not Applicable

11.  Percent of Class Represented by Amount in Row 9
            9.0%

12.  Type of Reporting Person
            PN

CUSIP No. 68272R108                                         Page 3 of 14 Pages

1.  Name of Reporting Person
    S.S. or I.R.S. Identification No. of Above Person
            John J. Donovan, Jr.

2.  Check the Appropriate Box if a Member of a Group
            (a) ____
            (b) ____

3.  SEC Use Only

4.  Citizenship or Place of Organization
            United States of America

Number of Shares Beneficially Owned by Each Reporting Person with:

5.  Sole Voting Power
            0 shares

6.  Shared Voting Power
            1,333,333 shares

7.  Sole Dispositive Power
            0 shares

8.  Shared Dispositive Power
            1,333,333 shares

9.  Aggregate Amount Beneficially Owned by Each Reporting Person
            266,666.6 shares

10. Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares
            John J. Donovan, Jr. disclaims beneficial ownership of four-fifths of the shares of Common Stock of OneWave, Inc. held by Legacy Investment Partnership ("Legacy") which represents the proportionate interest of the other general partners of Legacy. The filing of this
            Schedule 13G shall not be construed as an admission that John J. Donovan, Jr. is, for the purposes of Sections 13(d) or 13(g) of the Act, the beneficial owner of four-fifths of the shares of Common Stock of OneWave, Inc. held by Legacy.

11. Percent of Class Represented by Amount in Row 9
            1.8%

12. Type of Reporting Person
            IN

CUSIP No. 68272R108                           Page 4 of 14 Pages

1.   Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person
          James H. Donovan

2.   Check the Appropriate Box if a Member of a Group
          (a) ____
          (b) ____

3.   SEC Use Only

4.   Citizenship or Place of Organization
          United States of America

Number of Shares Beneficially Owned by Each Reporting Person with:

5.   Sole Voting Power
          0 shares

6.   Shared Voting Power
          1,333,333 shares

7.   Sole Dispositive Power
          0 shares

8.   Shared Dispositive Power
          1,333,333 shares

9.   Aggregate Amount Beneficially Owned by Each Reporting Person
          266,666.6 shares

10.  Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares
          James H. Donovan disclaims beneficial ownership of four-fifths of the shares of Common Stock of OneWave, Inc. held by Legacy which represents the proportionate interest of the other general partners of Legacy. The filing of this Schedule 13G shall not be construed as an admission that James H. Donovan is, for the purposes of Sections 13(d) or 13(g) of the Act, the beneficial owner of four-fifths of the shares of Common Stock of OneWave, Inc. held by Legacy.

11.  Percent of Class Represented by Amount in Row 9
          1.8%

12.  Type of Reporting Person
          IN

CUSIP No. 68272R108                           Page 5 of 14 Pages

1.   Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person
          Carolyn S. Donovan

2.   Check the Appropriate Box if a Member of a Group
          (a) ____
          (b) ____

3.   SEC Use Only

4.   Citizenship or Place of Organization
          United States of America

Number of Shares Beneficially Owned by Each Reporting Person with:

5.   Sole Voting Power
          0 shares

6.   Shared Voting Power
          1,333,333 shares

7.   Sole Dispositive Power
          0 shares

8.   Shared Dispositive Power
          1,333,333 shares

9.   Aggregate Amount Beneficially Owned by Each Reporting Person
          266,666.6 shares

10. Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares Carolyn S. Donovan disclaims beneficial ownership of four-fifths of the shares of Common Stock of OneWave, Inc. held by Legacy which represents the proportionate interest of the other general partners of Legacy. The filing of this Schedule 13G shall not be construed as an admission that Carolyn S. Donovan is, for the purposes of Sections 13(d) or 13(g) of the Act, the beneficial owner of four-fifths of the shares of Common Stock of OneWave, Inc. held by Legacy.

11.  Percent of Class Represented by Amount in Row 9
          1.8%

12.  Type of Reporting Person
          IN

CUSIP No. 68272R108                           Page 6 of 14 Pages

1.   Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person
          Maureen D. Lantz

2.   Check the Appropriate Box if a Member of a Group
          (a) ____
          (b) ____

3.   SEC Use Only

4.   Citizenship or Place of Organization
          United States of America

Number of Shares Beneficially Owned by Each Reporting Person with:

5.   Sole Voting Power
          0 shares

6.   Shared Voting Power
          1,333,333 shares

7.   Sole Dispositive Power
          0 shares

8.   Shared Dispositive Power
          1,333,333 shares

9.   Aggregate Amount Beneficially Owned by Each Reporting Person
          266,666.6 shares

10. Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares Maureen D. Lantz disclaims beneficial ownership of four-fifths of the shares of Common Stock of OneWave, Inc. held by Legacy which represents the proportionate interest of the other general partners of Legacy. The filing of this Schedule 13G shall not be construed as an admission that Maureen D. Lantz is, for the purposes of Sections 13(d) or 13(g) of the Act, the beneficial owner of four-fifths of the shares of Common Stock of OneWave, Inc. held by Legacy.

11.  Percent of Class Represented by Amount in Row 9
          1.8%

12.  Type of Reporting Person
          IN

CUSIP No. 68272R108                           Page 7 of 14 Pages

1.   Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person
          Rebecca M. Donovan

2.   Check the Appropriate Box if a Member of a Group
          (a) ____
          (b) ____

3.   SEC Use Only

4.   Citizenship or Place of Organization
          United States of America

Number of Shares Beneficially Owned by Each Reporting Person with:

5.   Sole Voting Power
          0 shares

6.   Shared Voting Power
          1,333,333 shares

7.   Sole Dispositive Power
          0 shares

8.   Shared Dispositive Power
          1,333,333 shares

9.   Aggregate Amount Beneficially Owned by Each Reporting Person
          266,666.6 shares

10. Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares Rebecca M. Donovan disclaims beneficial ownership of four-fifths of the shares of Common Stock of OneWave, Inc. held by Legacy which represents the proportionate interest of the other general partners of Legacy. The filing of this Schedule 13G shall not be construed as an admission that Rebecca M. Donovan is, for the purposes of Sections 13(d) or 13(g) of the Act, the beneficial owner of four-fifths of the shares of Common Stock of OneWave, Inc. held by Legacy.

11.  Percent of Class Represented by Amount in Row 9
          1.8%

12.  Type of Reporting Person
          IN
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CUSIP No. 68272R108                           Page 8 of 14 Pages

     Note:  This Schedule 13G is being filed on behalf of (i) Legacy Investment
     ----
Partnership, a Massachusetts general partnership; (ii) John J. Donovan, Jr.;
(iii) James H. Donovan; (iv) Carolyn S. Donovan; (v) Maureen D. Lantz; and (vi) Rebecca M. Donovan.


Item 1.

(a)        Name of Issuer:                OneWave, Inc.

(b)        Address of Issuer's Principal  One Arsenal Marketplace
           Executive Offices:             Watertown, MA  02172

Item 2.

(a)        Name of Persons Filing:        Legacy Investment Partnership
                                          John J. Donovan, Jr.
                                          James H. Donovan
                                          Carolyn S. Donovan
                                          Maureen D. Lantz
                                          Rebecca M. Donovan

(b)        Address of Principal Business  Legacy Investment Partnership:
           Office or, if none, Residence: 219 Vassar Street
                                          Cambridge, MA  02139

                                          John J. Donovan, Jr.
                                          219 Vassar Street
                                          Cambridge, MA  02139

                                          James H. Donovan
                                          53 State Street
                                          Boston, MA  02109

                                          Carolyn S. Donovan
                                          2809 Boston Street, #356
                                          Baltimore, MD  21224

                                          Maureen D. Lantz
                                          232 Powder Mill Road
                                          Concord, MA  01742

                                          Rebecca M. Donovan
                                          5537 North Military Trail, #1906
                                          Boca Raton, FL  33496

CUSIP No. 68272R108                           Page 9 of 14 Pages

(c)      Citizenship/Place of Organization:  Legacy Investment Partnership - Massachusetts
                                             John J. Donovan, Jr. - United States of America
                                             James H. Donovan - United States of America
                                             Carolyn S. Donovan - United States of America
                                             Maureen D. Lantz - United States of America
                                             Rebecca M. Donovan - United States of America

(d)      Title of Class of Securities:       Common Stock

(e)      CUSIP Number:                       68272R108

Item 3.

Not applicable.

Item 4.  Ownership.

For Legacy Investment Partnership:
(a)      Amount Beneficially Owned:                                1,333,333 shares
(b)      Percent of Class:                                         9.0%
(c)      Number of Shares as to which such person has:
         (i)      sole power to vote or to direct the vote:        1,333,333 shares
         (ii)     shared power to vote or to direct the vote:      0 shares
         (iii)    sole power to dispose or to direct the
                  disposition of:                                  1,333,333 shares
         (iv)     shared power to dispose or to direct
                  the disposition of:                              0 shares

For John J. Donovan, Jr.:
(a)      Amount Beneficially Owned:                                266,666.6 shares
(b)      Percent of Class:                                         1.8%
(c)      Number of Shares as to which such person has:
         (i)      sole power to vote or to direct the vote:        0 shares
         (ii)     shared power to vote or to direct the vote:      1,333,333 shares
         (iii)    sole power to dispose or to direct the
                  disposition of:                                  0 shares
         (iv)     shared power to dispose or to direct
                  the disposition of:                              1,333,333 shares

CUSIP No. 68272R108                           Page 10 of 14 Pages

John J. Donovan, Jr. disclaims beneficial ownership of four-fifths of the shares of Common Stock of OneWave, Inc. held by Legacy Investment Partnership ("Legacy") which represents the proportionate interest of the other general partners of Legacy. The filing of this Schedule 13G shall not be construed as an admission that John J. Donovan, Jr. is, for the purposes of Sections 13(d) or 13(g) of the Act, the beneficial owner of four-fifths of the shares of Common Stock of OneWave, Inc. held by Legacy.


For James H. Donovan, Jr.:
(a)       Amount Beneficially Owned:                            266,666.6 shares
(b)       Percent of Class:                                     1.8%
(c)       Number of Shares as to which such person has:
          (i)      sole power to vote or to direct the vote:    0 shares
          (ii)     shared power to vote or to direct the vote:  1,333,333 shares
          (iii)    sole power to dispose or to direct the
                   disposition of:                              0 shares
          (iv)     shared power to dispose or to direct
                   the disposition of:                          1,333,333 shares

James H. Donovan disclaims beneficial ownership of four-fifths of the shares of Common Stock of OneWave, Inc. held by Legacy which represents the proportionate interest of the other general partners of Legacy. The filing of this Schedule 13G shall not be construed as an admission that James H. Donovan is, for the purposes of Sections 13(d) or 13(g) of the Act, the beneficial owner of four-fifths of the shares of Common Stock of OneWave, Inc. held by Legacy.


For Carolyn S. Donovan:
(a)       Amount Beneficially Owned:                            266,666.6 shares
(b)       Percent of Class:                                     1.8%
(c)       Number of Shares as to which such person has:
          (i)      sole power to vote or to direct the vote:    0 shares
          (ii)     shared power to vote or to direct the vote:  1,333,333 shares
          (iii)    sole power to dispose or to direct the
                   disposition of:                              0 shares
          (iv)     shared power to dispose or to direct
                   the disposition of:                          1,333,333 shares

Carolyn S. Donovan disclaims beneficial ownership of four-fifths of the shares of Common Stock of OneWave, Inc. held by Legacy which represents the proportionate interest of the other general partners of Legacy. The filing of this Schedule 13G shall not be construed as an admission that Carolyn S Donovan is, for the purposes of Sections 13(d) or 13(g) of the Act, the beneficial owner of four-fifths of the shares of Common Stock of OneWave, Inc. held by Legacy.

CUSIP No. 68272R108                           Page 11 of 14 Pages

For Maureen D. Lantz:
(a)       Amount Beneficially Owned:                            266,666.6 shares
(b)       Percent of Class:                                     1.8%
(c)       Number of Shares as to which such person has:
          (i)      sole power to vote or to direct the vote:    0 shares
          (ii)     shared power to vote or to direct the vote:  1,333,333 shares
          (iii)    sole power to dispose or to direct the
                   disposition of:                              0 shares
          (iv)     shared power to dispose or to direct
                   the disposition of:                          1,333,333 shares

Maureen D. Lantz disclaims beneficial ownership of four-fifths of the shares of Common Stock of OneWave, Inc. held by Legacy which represents the proportionate interest of the other general partners of Legacy. The filing of this Schedule 13G shall not be construed as an admission that Maureen D. Lantz is, for the purposes of Sections 13(d) or 13(g) of the Act, the beneficial owner of four-fifths of the shares of Common Stock of OneWave, Inc. held by Legacy.


For Rebecca M. Donovan:
(a)       Amount Beneficially Owned:                            266,666.6 shares
(b)       Percent of Class:                                     1.8%
(c)       Number of Shares as to which such person has:
          (i)      sole power to vote or to direct the vote:    0 shares
          (ii)     shared power to vote or to direct the vote:  1,333,333 shares
          (iii)    sole power to dispose or to direct the
                   disposition of:                              0 shares
          (iv)     shared power to dispose or to direct
                   the disposition of:                          1,333,333 shares


Rebecca M. Donovan disclaims beneficial ownership of four-fifths of the shares of Common Stock of OneWave, Inc. held by Legacy which represents the proportionate interest of the other general partners of Legacy. The filing of this Schedule 13G shall not be construed as an admission that Rebecca M. Donovan is, for the purposes of Sections 13(d) or 13(g) of the Act, the beneficial owner of four-fifths of the shares of Common Stock of OneWave, Inc. held by Legacy.

Item 5.  Ownership of Five Percent or Less of a Class.

Not applicable.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

CUSIP No. 68272R108                           Page 12 of 14 Pages

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

Not applicable.

Item 8.  Identification and Classification of Members of the Group.

Not applicable.

Item 9.  Notice of Dissolution of Group.

Not applicable.

Item 10.  Certification.

Not applicable.  This Schedule 13G is not filed pursuant to Rule 13d-1(b).

     Attached as Exhibit 1 hereto is a Joint Filing Agreement executed by each
                 ---------
of the filing persons pursuant to Rule 13d-1(f) under Section 13(d) of the Act.

CUSIP No. 68272R108                           Page 13 of 14 Pages


                                  SIGNATURES

     After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

                                      February 14, 1997
                                    --------------------------------------------
                                             Date

                                    LEGACY INVESTMENT
                                    PARTNERSHIP

                                    By: /s/ John J. Donovan, Jr.
                                       -----------------------------------------
                                        John J. Donovan, Jr.
                                        Managing Partner


                                        /s/ John J. Donovan, Jr.
                                       -----------------------------------------
                                       John J. Donovan, Jr.


                                        /s/ James H. Donovan
                                       -----------------------------------------
                                       James H. Donovan


                                        /s/ Carolyn S. Donovan
                                       -----------------------------------------
                                       Carolyn S. Donovan


                                        /s/ Maureen D. Lantz
                                       -----------------------------------------
                                       Maureen D. Lantz


                                        /s/ Rebecca M. Donovan
                                       -----------------------------------------
                                       Rebecca M. Donovan

CUSIP No. 68272R108                           Page 14 of 14 Pages

                                                                       Exhibit 1
                                                                       ---------

                                   AGREEMENT

     Pursuant to Rule 13d-1(f)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of Common Stock of OneWave, Inc.

     This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

     EXECUTED this 14th day of February, 1997.


                                    LEGACY INVESTMENT
                                    PARTNERSHIP

                                    By: /s/ John J. Donovan, Jr.
                                       -----------------------------------------
                                        John J. Donovan, Jr.
                                        Managing Partner


                                        /s/ John J. Donovan, Jr.
                                       -----------------------------------------
                                       John J. Donovan, Jr.


                                        /s/ James H. Donovan
                                       -----------------------------------------
                                       James H. Donovan


                                        /s/ Carolyn S. Donovan
                                       -----------------------------------------
                                       Carolyn S. Donovan


                                        /s/ Maureen D. Lantz
                                       -----------------------------------------
                                       Maureen D. Lantz


                                        /s/ Rebecca M. Donovan
                                       -----------------------------------------
                                       Rebecca M. Donovan